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                                                                      EXHIBIT 14

                             DISTRIBUTION AGREEMENT

    Distribution Agreement dated April 17, 1985, by and between U.S. BOSTON INVESTMENT COMPANY, a Massachusetts business trust (the "Trust") and U.S. BOSTON CAPITAL CORPORATION, a Massachusetts corporation ("U.S. Boston Capital").

    WHEREAS, the Trust and U.S. Boston Capital are desirous of entering into an agreement providing for the distribution by U.S. Boston Capital of shares of the Trust;

    NOW, THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distribution Agreement attached to and forming a part of this Contract (the "Terms and Conditions"), the Trust hereby appoints U.S. Boston Capital as a distributor of shares of the Trust, and U.S. Boston Capital hereby accepts such appointment, all as set forth in the Terms and Conditions.

    A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

    IN WITNESS WHEREOF, U.S. BOSTON INVESTMENT COMPANY and U.S. BOSTON CAPITAL CORPORATION have each caused this Distribution Agreement to be signed in duplicate in its behalf, all as of the day and year first above written.

U.S. BOSTON INVESTMENT COMPANY

By:

U.S. BOSTON CAPITAL CORPORATION

By:
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                              TERMS AND CONDITIONS
                                       OF
                             DISTRIBUTION AGREEMENT

    1.  Sale of Shares to U.S. Boston Capital and Sales b U.S. Boston Capital.
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U.S. Boston Capital will have the right, as principal, to sell shares of beneficial interest ("shares") of the Trust to investors against orders therefor at net asset value.

    Upon receipt of an order from an investor to purchase Trust shares, U.S. Boston Capital will promptly purchase shares from the Trust to fill such order. Upon receipt of registration instructions in proper form and payment for such shares, U.S. Boston Capital will transmit such instructions to the Trust or its agent for registration of the shares purchased.

    The net asset value of shares shall be determined in the manner provided in the Agreement and Declaration of Trust and By-laws of the Trust as then amended.

    On every sale the Trust shall receive the net asset value of the shares.

    2.  Fee and Expense Limitation. For its services as distributor of the
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shares of the Trust, U.S. Boston Capital shall receive from the Trust a distribution fee at the rate and upon the terms and conditions set forth in the Distribution Plan attached as Exhibit A hereto, and as amended from time to time, as well as reimbursement for the cost of preparing and printing of Trust prospectuses as set forth therein. The distribution fee shall be accrued daily and paid monthly within five (5) business days following the last day of each month.

    In the event that the expenses of any Series for any fiscal year exceed 2%
of such Series' average net assets after giving effect to the reduction of the compensation paid to the Fund's Manager with respect to such Series in accordance with the terms of its Management Contract with the Fund, the compensation of the Distributor with respect to such Series shall be reduced to the extent the Series expenses exceed 2% of average net assets. Series expenses subject to this limitation are exclusive of brokerage, interest, taxes and extraordinary expenses, if any. The Distributor's compensation shall not be reduced pursuant to this paragraph to the extent that the Distributor is committed to make payments to non-affiliated entities for services in connection with the distribution of a Series' shares.
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   3.   Reservation of Right Not to Sell. The Trust reserves the right to refuse
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at any time or times to sell any of its shares for any reason deemed adequate by
it.

   4.   Sales of Shares by the Trust. The Trust reserves the right to issue
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shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons at not less than net asset value.

   5.   Repurchase of Shares. U.S. Boston Capital will act as agent for the
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Trust in connection with the repurchase and redemption of shares by the Trust upon the terms and conditions set forth in the then current prospectus of the Trust or as the Trust acting through its Trustees may otherwise direct. Any redemption fee imposed on redemptions upon the terms and conditions set forth in the then current prospectus of the Trust shall be paid to U.S. Boston Capital.

   6.   Basis of Purchases and Sales of Shares. U.S. Boston Capital's obligation
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to sell shares hereunder shall be on a best efforts basis only and U.S. Boston
Capital shall not be obligated to sell any specific number of shares. Shares will be sold by U.S. Boston Capital only against orders therefor. U.S. Boston Capital will not purchase shares from anyone other than the Trust except in accordance with Section 5, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of Trust of the Trust.

   7.   Rules of NASD, etc. U.S. Boston Capital will conform to the Rules of
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Fair Practice of the National Association of Securities Dealers, Inc. and the
securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. U.S. Boston Capital also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

   8.   Independent Contractor. U.S. Boston Capital shall be an in dependent
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contractor and neither U.S. Boston Capital nor any of its officers or employees as such, is or shall be an employee of the Trust. U.S. Boston Capital is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. U.S. Boston Capital assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.
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    9.  Expenses. The Trust will pay or reimburse U.S. Boston Capital for all
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expenses of qualifying shares of the Trust for sale under the securities or so-
called "Blue Sky" laws of any state and of registering shares under the Federal Securities Act of 1933 and Investment Company Act of 1940. U.S. Boston Capital will pay all expenses of preparing, printing and distributing advertising and sales literature and the Trust will pay all costs of the preparation and printing of prospectuses and reports as required by said Acts and the direct expenses of the issue of shares.

    10. Indemnification of Trust. U.S. Boston Capital agrees to indemnify and
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hold harmless the Trust and each person who has been, is, or may hereafter be a
Trustee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of U.S. Boston Capital or any agent or employee of U.S. Boston Capital or any other person for whose acts U.S. Boston Capital is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon written information furnished by the Trust. U.S. Boston Capital also agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of U.S. Boston Capital's failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for shares. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with U.S. Boston Capital's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law.

    11. Indemnification of U.S. Boston Capital. The Trust agrees to indemnify
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and hold harmless U.S. Boston Capital, its several officers, employees and directors, and any person who controls U.S. Boston Capital within the meaning of
Section 15 of the Securities Act of 1933, against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact in the Registration Statement or prospectus, provided that in
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no event shall anything contained in this Agreement be construed so as to protect U.S. Boston Capital against any liability to the Trust or its shareholders to which U.S. Boston Capital would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties under this Agreement.

    12.  Assignment Terminates this Contract; Amendments of this Contract. This
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Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Distribution Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

    13.  Effective Period and Termination of this Contract. This Contract shall
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take effect upon the date first above written and shall remain in full force and effect continuously as to a series of the Trust ("Series") (unless terminated automatically as set forth in Section 12) until terminated:

(a) Either by such Series or U.S. Boston Capital by not more than sixty (60) days' nor less than ten (10) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b) Automatically as to any Series at the close of business on the second anniversary of the execution of this Contract or upon the expiration of one year from the effective date of the last continuance of this Contract, whichever is later, if the continuance of this Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of such Series by the affirmative vote of a majority of the outstanding shares of such Series, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Distribution Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.
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    Action by a Series of the Trust under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of such Series. The requirement under (b) above that continuance of this Contract be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

    Termination of this Contract pursuant to this Section 12 shall be without the payment of any penalty.

    If this Contract is terminated or not renewed with respect to one or more Series, it may continue in effect with respect to any Series as to which it has not been terminated (or has been renewed).

    14.  Certain Definitions. For the purpose of this Contract, the "affirmative
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vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or the Series, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Series, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Series, as the case may be, entitled to vote at such meeting, whichever is less.

    For the purposes of this Contract, the terms "interested persons" and "assignment" shall have the meanings defined in the Investment Company Act of 1940, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. Certain other items used herein that are not otherwise defined have the meaning given in the current prospectus of the Trust or constituent agreements or documents of the Trust.